Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Titan Pharmaceuticals, Inc. and subsidiaries pertaining to the Company’s Option Agreement Between Titan Pharmaceuticals, Inc. and Marc Rubin dated October 1, 2007 of our reports dated March 7, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Titan Pharmaceuticals, Inc. and subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/    ODENBERG, ULLAKKO, MURANISHI & CO. LLP

ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

March 24, 2008